Samaritan Pharmaceuticals Receives Pricing Approval in Greece for Hunter Syndrome Drug ELAPRASE

Las Vegas, NV–– December 19, 2007 — Samaritan Pharmaceuticals, Inc. (OTC BB:SPHC.OB - News, http://www.samaritanpharma.com), a biopharmaceutical company focused on developing innovative therapeutics in the areas of CNS, cancer, cardiovascular, and infectious diseases, is pleased to announce it has received pricing approval for ELAPRASE® from the Greek Ministry of Development.

ELAPRASE is an enzyme replacement therapy designed to replace enzymes that are deficient or absent in people with Hunter syndrome. On March 1, 2007, Samaritan signed an exclusive licensing agreement with Shire Human Genetic Therapies (SHPGY.O) to market and sell Elaprase® in Greece and Cyprus. Since the launch of Elaprase, Samaritan has been marketing Elaprase® on a named patient basis where doctors have to specify the patients need for the drug.

“We have Dr. Christos Dakas to thank, he has been tenacious in advancing our in-licensed approved drugs through the regulatory process in Greece,” said Chief Executive Officer Dr. Janet Greeson.

About Samaritan Pharmaceuticals

Samaritan Pharmaceuticals is an entrepreneurial biopharmaceutical company that concentrates its efforts toward commercializing new innovative therapeutic drugs that offer a substantial for suffering patients. Samaritan has partnered its Phase II/III infectious disease drug oral HIV viral-entry inhibitor drug. Its promising memory-restoring Alzheimer’s drug Caprospinol expects to enter a Phase I clinical trial after acute toxicity study and its High Cortisol drug to counteract Cushing’s disease expects to enter Phase II clinical trials. Samaritan has several drugs it is preparing for FDA IND status; it is evaluating the use of SP-1000 for hypercholesterolemia patients and the use of SP-30 as an ``oral treatment’’ for Hepatitis-C. In addition, Samaritan has acquired the marketing and sales rights to sell eleven revenue-generating products in various Eastern European countries.

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Disclaimer

The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-Q filed August 13, 2007. The company undertakes no duty to update forward-looking statements.

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